Exhibit 5.1

November 8, 2024

Aprea Therapeutics, Inc.

3805 Old Easton Road

Doylestown, PA 18902

RE: Aprea Therapeutics, Inc. Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Aprea Therapeutics, Inc, a Delaware corporation (the “Company”), in connection with the issuance and sale by the Company from time to time of shares of the Company’s common stock, par value $0.001 per share, having an aggregate offering price of up to $3.0 million (the “Placement Shares”), pursuant to the Registration Statement on Form S-3 filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), on January 26, 2024, (the “Registration Statement”), the related base prospectus of the Company contained in the Registration Statement (the “Base Prospectus”), and the prospectus supplement dated November 8, 2024 (the “Prospectus Supplement” and together with the Base Prospectus, the “Prospectus”), filed with the SEC pursuant to Rule 424(b) under the Securities Act, and the At Market Issuance Sales Agreement dated November 8, 2024 by and between the Company and H.C. Wainwright & Co., LLC, as agent and principal (the “Sales Agreement”).

In connection with this opinion letter, we have examined the Registration Statement, the Prospectus, the Sales Agreement, and originals, or copies certified or otherwise identified to our satisfaction, of the Amended and Restated Certificate of Incorporation of the Company, as amended and the Amended and Restated Bylaws of the Company, and such other documents, records and other instruments as we have deemed appropriate for purposes of the opinion set forth herein.

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies.

Based upon the foregoing, we are of the opinion that the Placement Shares have been duly authorized by the Company and, when issued and sold by the Company and delivered by the Company against receipt of the purchase price therefor, in the manner contemplated by the Sales Agreement, will be validly issued, fully paid and non-assessable.

The opinions expressed herein are limited to the Delaware General Corporation Law. It is further understood that this opinion is to be used only in connection with the offer and sale of Placement Shares while the Registration Statement is effective under the Securities Act.

We hereby consent to the use of this opinion as Exhibit 5.1 and to the reference to us under the caption “Legal Matters” in the Prospectus Supplement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the SEC thereunder.

Very truly yours,

/s/ DLA Piper LLP (US)

DLA Piper LLP (US)